DISCLOSURE CONTROLS AND PROCEDURES:

The disclosure controls and procedures of Concorde Funds, Inc. (the "Funds") are periodically evaluated. As of November 26, 2002, the date of the last evaluation, we concluded that our disclosure controls and procedures are adequate.

                               INTERNAL CONTROLS:

The internal controls of the Funds are periodically evaluated. Since, November 26, 2002, the date of the last evaluation, there have been no significant changes in the Fund's internal controls or in other factors that could have had a significant effect on such controls. There have also been no significant deficiencies or material weaknesses identified since the last evaluation that required any corrective action.

                                             CONCORDE FUNDS, INC.


                                             By:       /s/ GARY B. WOOD
                                                --------------------------------
                                                Gary B. Wood, Ph.D.
                                                Principal Executive Officer and
                                                Principal Financial Officer